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                                                                   EXHIBIT 10.6






May 31, 1996



Peter T. Kissinger, President
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, IN 47906

Dear Pete:

         I am pleased to inform you that Bank One, Lafayette, NA has approved the following credit facility subject to the terms and conditions detailed below:

BORROWER                   Bioanalytical Systems, Inc.

AMOUNT                     Up to $5 Million Dollars ($5,000,000.00)

PURPOSE Purchase and renovation/addition to Great Lakes Chemical Annex Building at 2801 Kent Avenue, West Lafayette, Indiana 47906

COLLATERAL                 A first mortgage on the existing Bioanalytical
                           Systems, Inc. land, building and improvements located at 2701 Kent Avenue, Tippecanoe County, Indiana and a first mortgage on the Great Lakes Chemical Annex
                           Building located at 2801 Kent Avenue, West Lafayette,
                           Tippecanoe County, Indiana.

TERM                       Eighteen (18) months

INTEREST RATE              Bank One, Indianapolis' prime lending rate, floating
                           plus one quarter of one percent (1/4%) calculated on a 360 day basis with interest payable monthly based upon the principal balance outstanding.

COMMITMENT FEE             One quarter of one percent (1/4%) of the mortgage
                           amount ($12,500.00), due upon acceptance of this
                           commitment.
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REPAYMENT                  At maturity, conversion to five (5) year term loan
                           based upon a twenty (20) year amortization funding either on a conventional commercial mortgage basis or through Capital One Funding Corp. With fixed principal payments plus interest.

OTHER CONDITIONS           If permanent mortgage funding is through Capital One
                           Funding Corp., this commitment will be supported by a Letter of Credit priced at one percent (1%) fee per annum.

GENERAL COVENANTS AND CONDITIONS

Availability of borrowing under this credit facility is conditional upon the following covenants and conditions which shall survive the loan closing:

1. The Borrower certifies that their respective financial statements dated September 30, 1995 and March 31, 1996 are true and correct in all aspects and that no material adverse change has taken place as of this date.

2. The Borrower agrees to maintain their primary deposit account at Bank One, Lafayette, NA until all indebtedness hereunder has been repaid.

3. The Borrower agrees to submit its annual financial report prepared by an independent Certified Public Accountant on an audited basis within one hundred and twenty days of its year end until all indebtedness has been repaid.

4. The Borrower agrees to provide interim financial statements prepared on a compiled basis within forty five (45) days of each quarter end.

5. The Borrower agrees, prior to closing, to provide and maintain fire and casualty insurance acceptable to Bank One, Lafayette, NA on all tangible collateral with a loss payable/mortgage endorsement in favor of Bank One, Lafayette, NA.

6. The Borrower agrees to provide a certified copy of the building plans and costs estimates prepared by a registered Architect or Engineer, prior to closing.

7. The Borrower agrees to provide, prior to closing, a schedule of the proposed development costs including a list of all suppliers and subcontractors, reflecting the amount of their respective costs to the Borrower.

8. The Borrower agrees that all requests for construction funds will be accompanies by a Certificate of Inspection certified by a registered Architect or Engineer affirming that the improvements are in compliance with the approved plans and the amount of the funding requested is represented by labor and material in place or delivered on sight.



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9.       The Borrower agrees to provide, prior to closing, a preconstruction appraisal which complies with USPAP and FIRREA appraisal guidelines acceptable to Bank One, Lafayette, NA, which evidences a Fair Market Value of at least $6,250,000.00.

10. The Borrower agrees to provide an acceptable Title Insurance Commitment, prior to closing, which shows the proposed mortgage to be a valid first lien on the property against the Borrower's fee simple title with deletion of Title Insurance Company Endorsements of the standing exceptions as requested by the Bank of the Bank's Legal Counsel.

11. The Borrower agrees to provide an acceptable mortgage survey on the 2701 and 2801 Kent Avenue, West Lafayette, Indiana property prepared and certified by a professional engineer or registered land surveyor which reflects a complete legal description and shows the location of all improvements with no encroachments or violations of set back or property lines and all easements and rights of way; and certifies that the property is not located in a Special Flood Hazard Area as defined by the Federal Emergency Management Agency.

12. The Borrower agrees to provide, prior to closing, finalized copies of all documents pertaining to the purchase of the Great Lakes Chemical Annex Building. These documents are to include, but are not limited to, public record searches for liens, encumbrances and judgments; sellers affidavit; copy of an executed offer to purchase; Bank One, Lafayette, NA reserves the right, in its sole discretion, to accept or reject any terms or provisions contained in these documents as a condition to closing this loan.

13. The Borrower agrees to provide, upon acceptance of this commitment, a completed environmental disclosure document for transferal of all property, or an acceptable representation and warranties statement certifying that a disclosure document is not required pursuant to Indiana Public Law 166-1989. The Borrower further agrees to provide the Bank an indemnification against any violation of Indiana Public Law 166-1989 resulting from a failure to comply with the above law.

14. The Borrower agrees that this commitment is based on the Borrower's representation that there are no known environmental defects in the property to be mortgaged and that no such defects are discovered prior to closing.

15. The Borrower agrees to provide an acceptable Phase I Environmental Audit, prior to closing, that reveals no environmental hazards or defects in the property to be mortgaged.

16. The Borrower agrees, until this loan is paid in full, to observe and maintain the following financial covenants:

         a.       RATIO OF DEBT TO TANGIBLE NET WORTH

                  The Company shall maintain the ratio of its total liabilities less Subordinated Debt to its Tangible Net Worth at levels not greater than 1.25 to 1.



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         b.       TANGIBLE NET WORTH

                  The Company shall maintain its Tangible Net Worth at a level not less than $6,000,000.00.

         c.       DEBT SERVICE COVERAGE

                  The Company shall maintain a debt service coverage ratio of not less than 1.30 to 1. For purposes of this covenant, the phrase "debt service coverage ratio" means the ratio of the sum of net income plus depreciation, amortization and interest expense over the sum of current maturities of term debt, including current capital lease payments, plus interest expense, plus cash expenditures for fixed assets.

17. The Borrower agrees to promptly pay and discharge all taxes and assessments levied and assessed or imposed upon its property or upon its income as well as other claims that, if unpaid, might by law become a lien or charge upon that property.

18. The Borrower agrees to execute any additional documents that the Bank or the Bank's Legal Counsel deem necessary to perfect the Bank's collateral lien position.

19. The Borrower agrees that the monthly payment amount may increase at any time it is determined that a negative amortization would be in effect.

20.      The Borrower shall have the option of prepayment without penalty.

21. The Borrower agrees that all costs associated with originating, perfecting, documenting, and maintaining any and all terms of this commitment will be at its expense.


EVENTS OF DEFAULT/TERMINATION OF COMMITMENT.

         If the Borrower fails to pay any sum to the Bank when due, if any representation of warranty made by the Borrower to the Bank in any document or agreement relating to this financing proves to be in any material sense false or misleading, if the Borrower fails to comply with any other conditions, covenants or obligations contained herein or in any agreements or instruments relating hereto, if any default occurs under any other agreement involving the extension of credit to which the Borrower is a party and if such default gives the holder of the obligation the right to accelerate the indebtedness, or if any bankruptcy, reorganization, arrangement, insolvency, dissolution or similar proceedings are instituted by or against the Borrower under the laws of any jurisdiction, or if there should be a material adverse change in the Borrower's financial condition, the Bank's commitment to extend credit and to make this Loan shall terminate and, at the Bank's option, all sums outstanding hereunder shall become immediately due and payable together with all accrued interest thereon.

         Peter, once again, it is my pleasure to offer you the above commitment on behalf of Bank One, Lafayette, NA. If the terms of this commitment are acceptable, please acknowledge your


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acceptance by signing this original below returning it in the envelope provided along with a check for the $12,500.00 commitment fee. If you should have any questions about any of the terms or conditions detailed in this commitment letter, please feel free to contact me at 423-0321. If not acted upon, this commitment will expire after July 15, 1996.

                                          Sincerely yours,

                                          /s/ MURRAY N. MARSHALL

                                          Murray N. Marshall
                                          Vice President

                                   ACCEPTANCE

The above terms and conditions are hereby accepted this ______ day of ___________________, 1996.

Bioanalytical Systems, Inc.

By:____________________________